Exhibit 99.3
SECOND AMENDMENT
TO
THE DAVEY 401KSOP AND ESOP
(January 1, 2015 Restatement)
The Davey 401KSOP and ESOP (the “Plan”), presently maintained under an amendment and restatement made effective as of January 1, 2015, as amended, is hereby further amended, for the purpose of obtaining a favorable determination letter and making certain corrective provisions pursuant to Rev. Proc. 2013-12, to provide as follows:
1.    A new Section 7.8 is added to the Plan to provide as follows effective as of the dates specified therein:
7.8    Certain Retiree Allocations. Notwithstanding the provisions of Section 7.1 limiting allocations to persons who are Participants and Employees on the last day of the Plan Year, for the Plan Years ending in 2010 through 2014, a Participant whose employment ended during such Plan Year under circumstances described in Section 8.1(a), 8.1(b) or 8.1(c) shall be eligible for an allocation of Employer Contributions as otherwise described in Section 7.1 for such Plan Year.

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EXECUTED at Kent, Ohio, this 24th day of March, 2017.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Title:	EVP, CFO and Secretary

And:	/s/ Christopher J. Bast
Title:	Treasurer